Alta Capital Management Code of Ethics

Amended October 2024

INTRODUCTION

Alta Capital Management, LLC (“ALTA” or the “Firm”) has adopted this Code of Ethics (“Code”) in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”). ALTA has developed this Code to promote the highest levels of ethical conduct among our officers, directors, and employees (“employees” or “you”).

Among the purposes of the Code are to: (1) educate employees regarding ALTA’s expectations and the laws governing their conduct; (2) remind employees that they are in a position of trust and must act with complete propriety at all times; (3) protect the reputation of ALTA; (4) guard against violations of the securities laws; (5) protect ALTA’s clients by deterring misconduct; and (6) establish procedures for employees to follow so that ALTA can assess whether employees are complying with the Firm’s ethical principles.

Compliance with the provisions of the Code, the Advisers Act, and all applicable federal securities laws will be considered a basic condition of employment and association with ALTA.

This Code makes reference to the ComplianceAlpha system (formerly Compliance ELF), an electronic system which facilitates reporting and approval of various items and compliance certification submission by employees. The ComplianceAlpha system is accessed online via a portal provided by ACA Group.

PART 1. GENERAL PRINCIPLES

ALTA retains a fiduciary responsibility to place client interests first and foremost without exception. Accordingly, ALTA owes our clients the utmost duty of loyalty, good faith, and fair dealing. As employees, officers, and directors of ALTA, you are therefore obligated to acknowledge and discharge these important duties during your professional tenure at ALTA. As a matter of policy, the Firm adheres to the following general principles with respect to the conduct of each of its employees when acting on behalf of ALTA or performing in any capacity that affects the interests of ALTA advisory clients:

1.	The duty at all times to place the interests of our clients first;
2.	The requirement that all personal securities transactions be conducted consistent with the code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;
3.	The fundamental standard that ALTA personnel should not take inappropriate advantage of their position with ALTA to take investment opportunities for themselves before serving the needs of clients;
4.	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;
5.	The principle that ALTA and its personnel will exercise independent, unbiased judgment in the investment decision-making process; and
6.	The importance of acting with honesty, integrity, and professionalism in all aspects of our business. These general principles govern all conduct, whether or not the conduct also is covered by more specific provisions below.

We expect all of our employees, officers, and directors to abide by this Code both in word and in spirit. Failure to comply with this Code is a serious matter that may result in disciplinary action, up to and including termination of employment. If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact ALTA’s Chief Compliance Officer (“CCO”).

PART 2. SCOPE OF THE CODE

The Code addresses the personal trading and other personal securities-related conduct of ALTA’s employees and is an integral aspect of ALTA’s compliance program. ALTA has developed other compliance policies and procedures, some of which may be applicable to you. ALTA’s CCO or other personnel will notify you regarding the other compliance policies and procedures to which you must adhere.

A.	Persons Covered by the Code

Rule 204-A (the Code of Ethics Rule) requires the Firm to define the term “access person” explicitly and clearly. ALTA access persons are all ALTA directors, officers, and employees. ALTA’s CCO may designate additional persons as Access Persons subject to the Code from time to time as appropriate, e.g., independent contractors or consultants.1 Indicated provisions of this Code apply only to a subset of Access Persons designated as “Investment Personnel.” Investment Personnel make investment decisions for clients, provide information or advice to portfolio managers, or help execute and/or implement a portfolio manager’s investment decision.

B.	Securities Covered by the Code

The term “covered security” as used in this Code means “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.”

For avoidance of doubt, exchange traded funds (“ETFs”) are covered securities, as are private placements, limited offerings (such as a hedge fund interest), and REITs.

1 An Access Person is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients and/or who has access to such recommendations that are nonpublic.

Cryptocurrencies that are deemed to be securities and Initial Coin Offerings (ICOs) are included in ALTA’s definition of a covered security. If you have questions regarding the status of a prospective personal securities transaction, please contact the CCO.

The term “covered security” does NOT include: (1) direct obligations of the U.S. government;

(2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) shares issued by money market funds; (4) shares of open-end mutual funds other than reportable funds (as defined in Appendix A); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Reportable fund means: (i) any fund, public or private, for which ALTA serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or

(ii) any fund whose investment adviser or principal underwriter controls ALTA, is controlled by ALTA, or is under common control with ALTA.

The Code governs any “covered security” in which you, as an Access Person or a member of your family, has any direct or indirect beneficial interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust, or estate. An Access Person's family members include the Access Person's spouse, minor children, any related person living in the home of the Access Person and any relative of the Access Person (including in-laws) to whose support the Access Person directly or indirectly contributes. Please refer to the Personal Securities Trading policy for additional context.

“Beneficial interest” is defined as ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if, by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate.

If there is any question as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for a covered personal account.

PART 3. FUND ADVISORY AND SUBADVISORY ARRANGEMENTS

As adviser or sub-adviser to one or more registered funds (hereafter referred to as “Funds”), ALTA and its employees are required to comply with certain provisions of the Investment Company Act of 1940, as amended. These provisions are outlined herein and in the Compliance Manual.

A.	General Prohibitions under Rule 17j-1

When advising or sub-advising Funds, the Firm and its employees are required to comply with

Rule 17j-1 of the Investment Company Act in addition to complying with the Investment Advisers Act. This rule prohibits ALTA or its employees from engaging in the following conduct with regard to an advised or sub-advised Fund:

1.	Employ any device, scheme, or artifice to defraud the Fund or its affiliated persons (i.e., the Fund’s primary adviser or Board of Directors);
2.	Make any untrue statement of a material fact to the Fund or its affiliated persons or omit to state a material fact necessary in order to make the statements made to the Fund or its affiliated persons, in light of the circumstances under which they are made, not misleading;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or its affiliated persons; or
4.	Engage in any manipulative practice with respect to the Fund or its affiliated persons.

PART 4. STANDARDS OF BUSINESS CONDUCT

You are required to comply with certain standards of business conduct in accordance with ALTA’s fiduciary obligations to our clients.

A.	Compliance with Laws and Regulations

You must comply with all applicable federal securities laws and related regulations forthcoming from the Firm’s functional regulators. ALTA employees are prohibited from engaging in the following activities without exception:

1.	Unless below the stated de-minimis value, you are not permitted to engage in personal securities transactions, either directly or indirectly, whereby the subject securities are referenced on the Firm’s Watch List;
2.	To defraud the client in any manner;
3.	To mislead the client, including by making a statement that omits material facts;
4.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;
5.	To engage in any manipulative practice with respect to the client; or
6.	To engage in any manipulative practice with respect to securities, including price manipulation.

B.	General Conflicts of Interest

As a fiduciary, ALTA has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients at all times. Conflicts of interest are required to be identified and either eliminated or responsibly managed by the Firm and by the Access Persons subject to compliance with the Alta Code of Ethics. Conflicts of interest are broadly separated as permissible or prohibited whereby the latter must be eliminated without exception. Permissible conflicts, e.g., personal securities trading, must be fully disclosed and responsibly mitigated as referenced herein.

Conflicts of interest may originate at the Firm or at the employee level whereby mitigation of the latter relies significantly on employee disclosures and attestation to comply with the Firm’s Code of Ethics. Personal accountability pursuant to the Firm’s compliance program is a significant feature attendant to both the ALTA internal control protocol and regulatory scrutiny of the Firm’s compliance program.

C.	Prohibited Conflicts of Interest

The following represent examples of prohibited conflicts of interest. Employees should address additional inquiry to the CCO for conflict status clarification:

1.  Conflicts among Client Interests. You are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.  Competing with Client Trades. You are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

3.  Disclosure of Personal Interest. Investment Personnel are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. The CCO will determine the proper steps needed to mitigate such conflict.

D.	Permissible Conflicts of Interest

The following represent examples of permissible conflicts of interest and address mitigation steps. Questions about these conflicts should be directed to the CCO:

1.  Referrals/Brokerage. You are required to act in the best interests of ALTA’s clients regarding execution and other costs paid by clients for brokerage services. You must strictly adhere to ALTA’s policies and procedures regarding brokerage (including trade allocation, best execution, soft dollars, and directed brokerage) which are detailed in ALTA Capital’s Policies and Procedures Manual.

2.  Vendors and Service Partners. You must disclose to the CCO any personal investments or other interests in vendors or suppliers with respect to which you negotiate or make decisions on behalf of the Firm. If you have such an interest, the CCO may prohibit you from negotiating or making decisions regarding ALTA’s business with those companies.

3.  No Transactions with Clients. You are not permitted to knowingly sell to, or purchase from, a client any security or other property, except that you may purchase securities issued by a publicly traded client, subject to the personal trading procedures described below in section D.

E.	Insider Trading

As noted, insider trading is a prohibited conflict of interest. You are prohibited from any trading, either personally or on behalf of others, while in possession of material, nonpublic information pertaining to the security or its issuer. You are prohibited from communicating or disclosing, either in whole or in part, material nonpublic information to others in violation of the law. Additionally, all employees who encounter material nonpublic information, either directly or indirectly, are subject to ALTA’s privacy policy and attendant prohibitions on unauthorized disclosure and/or utilization such information. When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” the Trust violates our policies and that “frontrunning” client transactions or trading in Reportable Funds, or any account, on the basis of material nonpublic information or confidential information violates the ALTA Code of Ethics and Compliance Policy and further, this activity may violate federal securities statutes. Additionally, personal securities trading in Reportable Funds are subject to the employee Reporting Requirements described herein.

Please see the Compliance Policies and Procedures Manual for the detailed policy governing insider trading.

F.	Rumor Mongering

ALTA prohibits employees from intentionally or maliciously creating, passing, or using false rumors in the marketplace. In the context of this policy, "rumor" means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual, but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

Information that is baseless or suspected to be untrue (false rumors) should not be passed on to clients or other industry participants and may not be used for the manipulation of markets or other personal gain. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs, chat rooms, or social media websites.

G.	Personal Investments

When engaging in personal investing, employees are obligated and required to adhere to the fiduciary standard and to ensure that the activity does not disadvantage the Firm or its clients while fully complying with federal securities statutes. It is not possible to enumerate all the circumstances where these restrictions apply; however, for example, it would be improper:

•	To make or maintain an investment in the securities of a corporation that you know is being financed by the Firm, unless the securities of the company have a broad public market and are registered on a national securities exchange or traded in over-the- counter markets;

•	To permit a client to arrange an investment for your account or to participate in investments arranged, sponsored, or participated in by a client under circumstances that might create, or give the appearance of creating a conflict of interest;

•	To make or maintain an investment in any company or business with which the Firm has business relationships, if the investment is of such a character (whether because of the size or value of the investment or for any other reason) which might create or give the appearance of creating a conflict of interest;

•	To purchase any new securities of any client of the Firm or to purchase any new securities of any company through an investment banking or securities firm having a business relationship with the Firm unless the demand for such new securities is such that purchases are not restricted or allocated among prospective purchasers; or

•	To enter into a securities transaction when you are aware that such action will anticipate or parallel any investment action of the Firm, whether the Firm is acting for itself or in a fiduciary capacity.

Borrowing money to finance speculative investments such as trading in securities or commodities may expose you to additional financial risk, and it is, therefore, strongly recommended that you exercise caution when engaging in this practice. Employees are prohibited from borrowing funds or securities from ALTA clients.

H.	Personal Securities Transactions

Personal securities trading is a conflict subset of personal investing and is therefore regarded as a permissible conflict. As is the case with personal investing, employee accountability is a prominent feature of the Firm’s mitigation of this conflict. You are required to strictly adhere to ALTA’s policies and procedures regarding personal securities transactions.

1.     Pre-Clearance Requirement. You must obtain approval from the CCO via the ComplianceAlpha system before executing the following securities transactions:

•	Before buying or selling an individual equity security (common or preferred) or option investment contract on an individual equity security. ALTA does permit Supervised Persons to buy and sell equity securities in dollar amounts up to $2,000 US Dollar (USD) per transaction without the CCO’s pre-approval. For equity option investment contracts, the de-minimis exception is $500 USD and applies to the value of the premium. All such transactions, however, are subject to quarterly reporting requirements set forth in the Code.
•	Before buying or selling a fixed income security (with the exception of direct obligations of the US government and CDs). ALTA does permit Supervised Persons to buy and sell fixed income securities up to $2,000 USD per transaction without the CCO’s pre- approval.
•	Before buying or selling any private placement (which includes private equity funds, real estate limited partnerships, and private REITs).
•	Before buying or selling any limited offering, such as a hedge fund.
•	Before participating in a Special Acquisitions Company (SPAC).

As discussed below, certain personal securities transactions are exempt from these preclearance requirements.

2.  Initial Public Offerings - Prohibition. Investment Personnel are generally prohibited from acquiring any securities in an initial public offering. Any exceptions to this general prohibition are subject to pre-clearance and appropriate documentation by the CCO.

3.  Restriction on Participation in SPACs. A special purpose acquisitions company (“SPAC”) is a shell company set up by investors with the sole purpose of raising money through an IPO to eventually acquire another company. No advisory person or Related Person thereof may acquire any security in a SPAC without the prior approval of the CCO, or in the absence of the CCO or designee. A request for approval of participation in a SPAC should generally be submitted at least one week in advance of the proposed date of investment.

4.  Blackout Periods. Unless below the stated de-minimis value, you are prohibited from executing a securities transaction on a day during which there is a Firm-wide “buy” or “sell” order in the same security and/or related option investment contract until the business day after that order is executed, withdrawn, or expired unless the employee is participating in a Firm- wide block trade where the employee does not initiate the trade.

5.  Short-Term Trading. Unless below the stated de-minimis value or due to shares owned through a dividend reinvestment program, you are restricted from short-term trading any equity securities that are held in an ALTA model portfolio. You are also restricted from short-term trading any ALTA advised or sub-advised mutual funds. Model portfolio lists are distributed Firm-wide on a weekly basis and listed on the relative performance reports. For purposes of this Code, short-term trading is defined as selling a security within 30 calendar days of purchase or purchasing a security within 30 calendar days of sale. The CCO will provide you an updated list of these securities upon request. Any profits realized on prohibited short-term trades must be disgorged. Option investment contracts are excluded from the short-term trading rules.

6.  Watch Lists. Unless below the stated de-minimis value, you are restricted from trading any security on ALTA’s watch lists. These include securities listed on the watch list and “shade of shame” report from the weekly Investment Committee meeting. You are prohibited from buying any security (or option of any security) listed on the watch list. You are prohibited from selling any security (or option of any security) listed with the “shade of shame” designation. These lists are distributed on a weekly basis and will be provided to you by the CCO upon request.

I. Gifts and Entertainment

To reduce the possibility of an actual or apparent conflict of interest, you should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence your decision-making or suggest that you are beholden to any particular person or firm. Similarly, you should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision- making or making a client feel beholden to you or ALTA.

1.  Gifts. It is ALTA’s policy that Access Persons are permitted to give, directly or indirectly, anything of service or value, in amounts up to $300 per occurrence without reporting said gift. Further, Access Persons are permitted to give up to $1,000 annually (per calendar year/ person or entity) to any person, principal, proprietor, employee, agent, or representative of another person where such gift is in relation to the business of the employer of the recipient of the payment without having to report such activity.

In addition, ALTA Access Persons must report any gift/entertainment received in excess of

$300 per person per event or $1,000 annually (calendar year basis) per giver (either person or entity). Where a gift is given to/received by a group and shared, the estimated amount of the gift can be pro-rated among the recipients. Examples of gifts include, but are not limited to gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc.

You may not give or accept cash gifts or cash equivalents (checks, lottery tickets, gift cards redeemable for cash, etc.) to or from a client, prospective client, or any entity that does business with or on behalf of ALTA.

The giving/receipt of all gifts above the dollar thresholds outlined above must be reported to the CCO at the time of giving or receiving such gift or entertainment, or as soon as practical. This is to be done via the ComplianceAlpha system.

2.  Entertainment. If an Access Person attends an event or dinner with any person, client, principal, proprietor, employee, or agent or representative of another entity with which ALTA has a business relationship or may have a business relationship in the future, that is considered entertainment. Entertainment is permissible only on an occasional basis to an individual and cannot be lavish, frequent, or so extensive as to raise any question of propriety and cannot be preconditioned on specific performance or business targets. In addition, entertainment provided by or given to an Access Person per person per event which is valued above $300 or $1000 annually (calendar year basis) per giver (either person or entity) must be reported to the CCO at the time of giving or receiving such entertainment via the ComplianceAlpha system.

If an employee schedules an entertainment event that he or she is unable to attend and that no ALTA personnel are subsequently able to attend, the event will revert from entertainment to gift status whereby any exceptional compliance event pursuant to the Firm’s Gift Policy will be duly documented by the CCO.

You should seek the CCO’s prior approval under circumstances where you are unsure about the value of proposed entertainment.

3.  Gifts and Entertainment Involving Government Entities. You must pre-clear all gifts and any entertainment or other expenses involving any government, municipal or similar authority with the CCO. You are prohibited from making referrals to clients (e.g., of accountant, attorneys, or the like) if you expect to benefit in any way.

A carve-out has been granted for two regularly used entertainment sources at ALTA: Utah Jazz tickets and the Berkshire Hathaway meeting. These two items are given to selected clients and advisors. Only ALTA principals are authorized to distribute these items.

J.	Political and Charitable Contributions

You are prohibited from making political or charitable contributions for the purpose of obtaining or retaining advisory contracts with government entities. This restriction extends to “in kind” contributions such hosting political meetings utilizing private or ALTA resources. You are also prohibited from considering any of ALTA’s current or anticipated business relationships as a factor in soliciting political donations on behalf of political candidates. For more information, see ALTA’s Pay-to-Play policy referenced in the Policies and Procedures Manual.

Employees must report to ALTA any monetary contribution to a charity, in excess of

$10,000 per gift on behalf of, in the name of, or in response to a solicitation by a client; someone acting on behalf of (or working for) a client; or other third party with whom ALTA conducts business.

Likewise, an employee must seek pre-approval from the CCO before soliciting charitable contributions in the form of donations or sponsorships in any dollar amount on behalf of organizations supported by the employee (or ALTA) from a client, someone acting on behalf of a client, or other third party with whom ALTA conducts business.

K.	Event Sponsorship

ALTA is periodically approached by financial industry participants, such as broker-dealers or business partners, to sponsor events. Sponsorship requests may involve sporting events (i.e., sponsoring golf tournament or a golf course hole, etc.), industry seminars and conferences (i.e., set up a booth or make a presentation, etc.), or corporate events (i.e., award ceremonies, dinners, dances, etc.). ALTA will not solicit sponsorships. ALTA will not sponsor corporate or association with entities whose practices, policies, or operations are deemed unacceptable, or which could compromise the reputation of ALTA were the Firm to participate. Employees must receive pre-approval from management and the CCO before approving an ALTA sponsorship in excess of $50,000.

1.  Statement of Policy. ALTA enters into sponsorship agreements with sponsors it deems appropriate. Sponsorship agreements and terms may vary by sponsor. This policy is designed to be mindful of ALTA’s status as a regulated enterprise and fiduciary which means client interests must be placed first and foremost. ALTA reserves the right to refuse or decline any offer of sponsorship at its absolute discretion and to negotiate with the sponsor concerning any aspect of a proposed sponsorship.

A sponsorship is defined as a mutually beneficial exchange arranged in advance whereby:

•	ALTA is solicited to participate in or support a particular event.
•	ALTA receives acknowledgement or visibility in return for cash or other item of value, including recognition or brand awareness.

2.  Policy Guidelines. ALTA welcomes sponsorship support of its organizational efforts subject to the following guidelines:

•	ALTA will not accept corporate or association sponsorship that reflects in a negative manner on the enterprise, does not align with its mission statement, or is not in the best interest of the enterprise and its clients as determined by the CCO and/or senior management.
•	ALTA does not accept corporate or association sponsorships for certain categories of products and services unrelated to its business as determined on a case-by-case basis by the CCO and/or senior management.
•	ALTA does not endorse, directly or by implication, any products, services, managers,

or ideas promoted. ALTA does not provide oral or written testimonials or testaments to any organization, product, service, idea, or person.

•	ALTA and/or its employees should not receive any substantial benefit from association with the sponsored event. Gifts or other financial/non-financial benefits should be brought to the attention of the CCO and senior management as part of the approval process which is outlined below.
•	ALTA will not accept sponsorship opportunities which require or imply quid pro quo, such as favoring one product, strategy, or manager over another, or favoring one business partner or client over another.
•	ALTA must retain control over materials, advertisements and presentations used during any sponsored event, to the extent the materials, advertisements, and presentations discuss ALTA’s business.2

•	This policy is not applicable to philanthropic contributions or unsolicited donations in which no benefits are granted to ALTA and where no business relationship exists.[3]
3.	Limitations. ALTA will not sponsor the following type of activities:
•	Political, fraternal, or labor organizations/activities;
•	Requests from individuals or individual endeavors;
•	Requests and/or events that do not reflect positively on the financial industry and ALTA’s reputation and personnel;
•	Requests or events that require a financial commitment which would not be deemed reasonable from a regulatory or compliance perspective;
•	Requests or events that require ALTA’s participation in order to do business with any third party; or
•	Requests or events that require ALTA to commit or pledge client assets in any amount to any product, fund, manager, or strategy.

4.  Approval Process. Requests for sponsorships above the de minimis threshold highlighted above should be submitted in writing to the CCO. The requesting party is required to provide appropriate supporting material to enable the CCO to grant approval or denial. Upon the CCO’s approval, the submission will be forwarded to senior management for additional approval. Under circumstances may an employee commit ALTA to sponsorship without full written authorization from the CCO.

The following factors will be considered in the approval process:

•	The relationship of ALTA to event sponsors and participants;
•	Potential or real conflicts of interest inherent in the activity or ALTA’s sponsorship thereof; and
•	Regulatory requirements related to fiduciary duty, full disclosure, advertising, marketing, and other ALTA compliance policies.

2  This requirement reaches to ALTA’s listing in event materials, such as ALTA’s name and contact information, logo, and/or summary of its business.

3  All charitable solicitations made to ALTA or to an employee of ALTA by any party which has business dealings with the Firm must be escalated to the CCO prior to contribution.

5.	Record Retention. The CCO will retain such records as are deemed necessary to document ALTA’s involvement in any sponsored event. Such records may include, at a minimum:

•	Payment details
•	Event dates, programs, and event handouts
•	Listing of event sponsors and attendees, if available
•	Information showing the origin of the invitation for ALTA to participate in the event
•	Presentations, advertisements and/or handouts prepared by ALTA to be used in any booth or handout materials which relate directly to the advisory services of the Firm

L.	Confidentiality

Information concerning the identity of security holdings and financial circumstances of clients is confidential. with the exception of disclosure required to transact business on behalf of ALTA clients, by regulators (such as 13F filings), or customary in the securities industry (publication of Top 10 holdings).

1.  Firm Duties. ALTA must keep all information about clients (including former clients) in strict confidence, including the clients’ identity, the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm.

2.  Employees Duties. You are prohibited from disclosing to persons outside ALTA any material nonpublic information about any client, the securities investments made by the Firm on behalf of a client, information about contemplated securities transactions, or information regarding the Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client.

M.	Service on a Board of Directors

Given the high potential for conflicts of interest and insider trading issues, you are generally prohibited from serving on the board of directors of a publicly traded company. This policy may be waived in writing by the CCO and shall be granted only based on the best interests of ALTA and its clients.

N.	Other Outside Activities

You must disclose to the CCO any personal interests that may present a conflict of interest or harm the reputation of ALTA. Additionally, you must obtain prior written approval from the CCO for other outside activities that may create a conflict of interest for you or the Firm, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or public/charitable positions) and acting as an executor or trustee or accepting a power of attorney. The CCO will distribute an outside activity certification statement via the ComplianceAlpha system on a periodic basis, generally annually, to all employees to ensure that all material activities are known to the Firm, and that any conflicts of interest are managed and disclosed in congruence with the Firm’s fiduciary duty.

As a general rule, the Firm does not allow Access Persons to engage in an outside activity that:

•	Detracts from your ability to discharge your responsibilities to the Firm;
•	Adversely affects the quality of your work for the Firm;
•	Competes with the Firm;
•	Requires the use of the Firm’s resources or facilities;
•	Affirms / implies that the Firm endorses or sponsors your outside interest;
•	Damages the Firm’s reputation; and/or
•	Creates a material conflict of interest.
O.	Marketing and Promotional Activities

Any oral or written statement you make, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. All marketing and promotional activity must be CCO preapproved in writing. Please reference the Firm’s Advertising and Marketing Policy and Social Media Policy in the compliance manual for further context.

P.	Prohibition on the Use of Information from Your Previous Employer

You may not import to ALTA offices, nor may you utilize without CCO authorization any documents, software or other items to the Firm that may contain your previous employer’s confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately.

PART 5. COMPLIANCE PROCEDURES

A.	Personal Securities Transaction Procedures and Reporting

As referenced throughout this Code of Ethics, ALTA relies significantly on employee accountability pursuant to ongoing compliance with both Rule 204-A (the Code of Ethics Rule) and Rule 206(4)-7 (the Compliance Rule). The SEC also places significant reliance on personal accountability pursuant to compliance and ethics risk management. Employees are directed to assume these responsibilities on a fully informed basis through ongoing compliance training and communication. Personal securities trading introduces a direct, albeit permissible, conflict of interest which places regulatory obligations both on the Firm and its employees. The regulatory component entails self-reporting by employees of Reportable Accounts and of Reportable Securities.

1.	Reportable Account. “Reportable Accounts” are accounts in which an Access Person or that person’s household has the ability to retain the authority to trade Reportable Securities as defined below. This authority may be realized either due to the employee or household member being the designated account beneficiary or due to the employee or household member retaining trustee authority over the account(s) in question.

Reportable Accounts may include, but are not limited to, the following types of accounts:

•	Brokerage accounts
•	401(k) plans
•	Individual Retirement Accounts (IRAs)
•	Any account for which the Access Person serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or control over the account

•	Other similar types of accounts

The following types of accounts would not be considered Reportable Accounts:

•	529 plans
•	“Managed accounts” or “discretionary accounts”

A “managed account” or “discretionary account” is an investment account that is owned or controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. The Firm recognizes that account owners may have the ability to exert influence over the securities selection in these accounts. If an Access Person directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Reportable Account.

2.  Reportable Securities. The following security types traded by an Access Person or member of household in a Reportable Account are Exempt from the personal securities reporting requirements:

1.	Direct obligations of the United States government;
2.	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments;
3.	Money market funds;
4.	Shares of open-end mutual funds other than reportable funds;
5.	A unit investment trust (UIT) if the UIT is invested exclusively in one or more open- end funds, none of which are reportable funds; and
6.	Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan.
B.	Pre-clearance Procedures

You are prohibited from engaging in any transaction in certain reportable securities in which you or a member of household have any beneficial ownership unless you obtain pre- clearance from the CCO, in advance of the transaction, via the ComplianceAlpha system. Pre-clearance is valid only on the day it is granted, unless directed otherwise by the CCO.

Pre-clearance is required:

•	Before buying or selling an individual equity security (common or preferred) or option investment contract on an individual equity security. ALTA does permit Supervised Persons to buy and sell equity securities in dollar amounts up to $2,000 US Dollar (USD) per transaction without the CCO’s pre-approval. For equity option investment contracts, the de-minimis exception is $500 USD and applies to the value of the premium. All such transactions, however, are subject to quarterly reporting requirements set forth in the Code.
•	Before buying or selling a fixed income security (with the exception of direct obligations of the US government and CDs). ALTA does permit Supervised Persons to buy and sell fixed income securities up to $2,000 USD per transaction without the CCO’s pre- approval.

•	Before buying or selling any private placement (which includes private equity funds, real estate limited partnerships, and private REITs).
•	Before buying or selling any limited offering, such as a hedge fund.
•	Before participating in a Special Acquisitions Company (SPAC).

Pre-clearance is not required for the following types of transactions:

•	Non-reportable securities;
•	Exchange traded funds;
•	Futures and options on currencies or a broad-based securities index; or
•	Assignment of options or exercise of an option at expiration.
C.	Ongoing Reporting Requirements

1.  Holdings Reports. You are required to submit to the CCO a holdings or brokerage report that includes: (1) information regarding all holdings in securities in which you have a beneficial interest; and (2) the name of any broker or bank with which you an account containing any securities (not just covered securities) in which you have a beneficial interest. New employees should submit these reports within 10 days of employment with ALTA, and thereafter on an annual basis. Reports should be current as of a date not more than 45 days before the report is due. This will be done via the ComplianceAlpha system. Subsequent holdings reports can be submitted to ALTA in the form of a custodial brokerage statement.

2.  Quarterly Transaction Reports. You are required to submit via the ComplianceAlpha system to the CCO quarterly transaction reports that cover all transactions in covered securities in which you have a beneficial interest no later than 30 days after the end of each calendar quarter.

Certain types of transactions, listed in subsection 2 above, are not required to be included in these reports. Account statements may be used in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in the confirmations and statements, and such reports are received in accordance with the deadlines noted above.

Although Rule 204-2(a)(12) does not require negative reports, it is the policy of the Firm that Personal Securities Trading Reports be submitted quarterly by all Access Persons whether or not securities transactions have occurred in their accounts during the period. Access Persons having no securities transactions to report must indicate this fact in his/her quarterly report via the ComplianceAlpha system.

3.  Quarterly Account Establishment Reports. Via the ComplianceAlpha system, you must disclose to the CCO any account opened during the quarter containing securities held for your direct or indirect benefit.

4.  Confidentiality of Reports. ALTA will keep confidential all transactions and holdings reports, except to the extent necessary to implement and enforce the provisions of the Code, to comply with requests for information from government authorities, or as otherwise required under applicable law.

5.	Reporting Exemptions. The following reporting exemptions apply:
•	Any report with respect to securities held in accounts over which you have no direct or indirect influence or control;
•	Any transaction report with respect to transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans); and
•	Any transaction report that would duplicate information contained in broker trade confirmations or account statements that ALTA holds in its records so long as the CCO receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

The SEC has noted deficient employee accountability and elevated noncompliance with ongoing reporting requirements in the adviser community. It is extremely important to note that delay or dismissal of ongoing reporting requirements pertaining to personal securities trading entails a breach of the personal securities trading policy whereby noncompliant employees will be subject to disciplinary action by ALTA.

D.	Duplicate Account Activity

You must electronically enroll your accounts in ComplianceAlpha on a timely basis. If an electronic option is not available for the custodian holding your account, quarterly statements must be uploaded as part of the ComplianceAlpha submissions.

E.	Account statements not available electronically

Some accounts holding reportable securities may not issue statements available electronically. For example, limited partnerships such as private equity or hedge funds do not generally issue periodic account statements which are available electronically. In these situations, please collaborate with the CCO on a timely basis to determine the most efficient way to report such accounts.

F.	ALTA Advised and Sub-advised Mutual Funds

ALTA advised and sub-advised mutual funds held in personal investment accounts and any accounts in which the Access Person has a beneficial interest, including any accounts for immediate family and household members, must be reported, but do not need to be pre- cleared. It is prohibited for any Access Person to buy and then sell these mutual funds within a 30-day period.

G.	Monitoring of Personal Securities Transactions

The CCO is responsible for periodically reviewing personal securities transactions and holdings reports. The Chief Investment Officer is responsible for reviewing and monitoring (and pre-clearing when necessary) the personal securities transactions of the CCO and for taking on the responsibilities of the CCO in the CCO’s absence.

All reports must be filed with the CCO through the ComplianceAlpha system or as otherwise noted herein. The responsibility for taking the initiative to report is imposed on each Access Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Access Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated ALTA’s Code of Ethics and may be subject to disciplinary action.

H.	Attestation of Compliance

Employees are required to annually attest in writing their commitment to fully comply with then ALTA Code of Ethics. This attestation is a critical component of the ALTA compliance program and is the primary means for employees to disclose personal conflicts of interest which may jeopardize your adherence to the fiduciary standard.

1.  Initial Attestation. You are required to provide certification via the ComplianceAlpha system (or via paper-based signature) that you have: (a) received a copy of the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2.  Acknowledgement of Amendments. ALTA will provide you with any amendments to the Code as they are formalized and adopted whereupon you are required to submit a written acknowledgement, via the ComplianceAlpha system (or via paper-based signature), that you have received, read, and understand the amendments to the Code.

3.  Annual Certification. You are required to certify, via the ComplianceAlpha system (or via paper-based signature), on an annual basis that you have read, understood, and complied with the Code.

PART 6. RECORDKEEPING

ALTA maintains the following records related to the Code in a readily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.	A record of compliance certifications for each person who is currently, or within the past five years was, an Access Person;

4.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

5.	All pre-clearance forms submitted by employees to receive authorization for personal securities transactions, and the CCO’s subsequent approval or denial of such authorization.

6.	All watch lists and “shades of shame” lists in effect currently, or within the past five years;
7.	A list of the names of persons who are currently, or within the past five years were

Access Persons;

8.	A list of persons who are currently, or within the past five years were, Investment Personnel;

9.	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in a private placement or limited offering; and

10.	A record of any decision and supporting reasons for granting any employee a waiver from or exception to the Code.

PART 7. FORM ADV DISCLOSURE

The CCO is responsible for providing an updated copy of the Code to any client or prospective client upon request. The CCO shall also ensure that ALTA’s Form ADV includes an updated description of the Code and an offer to provide a copy of the Code upon request.

PART 8. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.	Training and Education

The CCO shall be responsible for training and educating employees regarding the Code.

B.	Annual Review

The CCO shall review the adequacy of the Code and the effectiveness of its implementation as the CCO deems appropriate, at least annually.

C.	Report to Senior Management

The CCO shall make an annual report to senior management regarding her annual review of the Code. Such report shall include a full discussion of any material violations of the Code.

D.	Reporting Violations

You are required to report actual or suspected violations of the Firm’s Code of Ethics promptly to the CCO, or in the case of a violation by the CCO, to senior management. See also the Whistleblower Policy in the Compliance Manual.

1.  Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

2.  Types of Reporting. You are obligated to report any actual or suspected: (a) noncompliance with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the Firm’s business; (c) material misstatements in regulatory filings, internal books and records, client records or reports; (d) activity that is harmful to clients; and (e) material deviations from required controls and procedures that safeguard clients and the Firm.

3.  Guidance. You are encouraged to seek guidance from the CCO or other senior manager with respect to any action or transaction that may violate the Code and to refrain from any action or transaction with might lead to the appearance of a violation.

4.  No Retaliation. If the person to whom the violation is reported is not the CCO, the party receiving the violation report must notify the CCO immediately. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or Firm policies, you are encouraged to make a report to an appropriate individual in the organization. You will not be subjected to any form of retaliation for reporting legitimate suspected abuses. Please refer to the Firm’s Whistleblower policies, maintained within the Policies and Procedures Manual.

E.	Rule 17j-1(c)(2) Compliance

As an adviser or sub-adviser to one or more registered funds ALTA and its employees are required to comply with certain provisions of the Investment Company Act. In particular, Rule 17j-1(c)(2) requires that ALTA:

1.  Prevent violations. ALTA must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.

2.  Furnish certain reports. ALTA must furnish to each Fund and/or Board of Directors, no less frequently than annually a written report that describes any issues arising under this Code since the last report to the Fund and/or Board of Directors, including, but not limited to, information about material violations of this Code and sanctions imposed in response to any such material violations. Furthermore, ALTA must certify that it has adopted procedures reasonably necessary to prevent employees from violating this Code of Ethics.

F.	Sanctions

A violation of the Code may result in any disciplinary action that the CCO or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to regulatory, civil, or criminal authorities where appropriate. Please see

ALTA’s Disciplinary Code and Sanctions policy in the Compliance Policies and Procedures Manual for more details.

G.	Further Information Regarding the Code

You should contact the CCO to obtain any additional information about compliance and ethics issues.

Appendix A

Reportable Funds sub-advised by ALTA include:

•	Alta Quality Growth Fund (A series of the Capitol Series Trust)
•	Guardian U.S. Equity All Cap Growth Fund
•	Alexandria All Cap Quality Growth Fund
•	Guardian US. Equity Large Cap Growth Fund

Reportable Funds under common control with ALTA include Guardian Capital, GuardCap and Sterling Capital Management Funds. A list of these funds is available from the CCO on request.